Exhibit 99.1

November 9, 2016

TransEnterix, Inc. Reports Operating Results for the Third Quarter 2016
RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the third quarter of 2016.

Recent Highlights

On July 29, 2016, the Company closed its first sale of the Senhance™ Surgical Robotic System (formerly known as the ALF-X System) to Humanitas Hospital, a research and teaching hospital partnered with Humanitas University Medical School, located in Milan, Italy.

On October 4, 2016, the first radical hysterectomy for cervical cancer utilizing the Senhance system was performed by gynecologic surgeon Dr. Salvatore Gueli Alletti at the Policlinico A. Gemelli Foundation in Rome, Italy.

On November 8, 2016, the Company announced that it has partnered with Getz Healthcare, a leading pan-Asian distributor of medical devices and equipment. Getz will be the exclusive distribution partner for the Senhance system in the Australian and New Zealand markets.

Today, the Company announced the installation of a Senhance system at Imperial College, in partnership with Imperial College London and St. Mary’s Hospital. The Senhance system will be utilized within Imperial College’s Minimally Invasive Surgery program in general, bariatric and colorectal surgery.

“We are pleased with our recent progress, which included the first sale of a Senhance system and the continued development of our commercial pipeline,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We remain enthusiastic about the potential of Senhance, and will continue to invest in global commercial expansion, including partnering with additional influential institutions to establish clinical reference sites.”

Financial Highlights

The company reported revenue of $1.5 million for the three months ended September 30, 2016, representing the sale of one Senhance system and related instruments and service, net of deferred revenue.

Total operating expenses were $14.0 million for the three months ended September 30, 2016, as compared to $13.6 million in the three months ended September 30, 2015.

Net loss was $12.9 million, or $0.11 per share, for the three months ended September 30, 2016, as compared to $13.9 million, or $0.16 per share, in the three months ended September 30, 2015.

The Company had cash, cash equivalents and restricted cash of approximately $52.9 million as of September 30, 2016. The Company expects its existing cash, cash equivalents and restricted cash to fund operations into the fourth quarter of 2017.

Conference Call

TransEnterix, Inc. will host a conference call on Wednesday, November 9, 2016 at 4:30 PM ET to discuss its third quarter 2016 operating and financial results. To listen to the conference call on your telephone, please dial (888) 455-2238 for domestic callers or (719) 325-2237 for international callers and reference TransEnterix Call approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements
This press release includes statements relating to our 2016 third quarter financial results, the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether and when we will prepare a 510(k) submission for the Senhance Surgical Robotic System, whether our commercialization plans and the development of our pipeline will be successful, whether we will continue to invest in global commercial expansion, including partnering with additional influential institutions to establish clinical reference sites and whether existing cash, cash equivalents and restricted cash will fund operations into the fourth quarter of 2017. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 3, 2016, our other filings we make with the SEC and our Form 10-Q for the 2016 third quarter expected to be filed on or before its due date. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com
Or
Media Contact:
(For EU) Conrad Harrington, +44 (0)20 3178 8914
(For US) Hannah Dunning, +1 415-618-8750
TransEnterix-SVC@sardverb.com

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$1,466	$—	$1,466	$—
Cost of revenue	1,031	—	1,031	—

Gross profit	435	—	435	—

Operating Expenses
Research and development	7,011	7,048	21,760	21,111
Sales and marketing	2,574	413	5,563	1,161
General and administrative	2,793	1,762	7,927	5,607
Amortization of intangible assets	1,709	338	5,312	589
Change in fair value of contingent consideration	(100)	—	1,700	—
Inventory write-down related to restructuring	—	—	2,565	—
Restructuring and other charges	—	—	3,085	—
Goodwill impairment	—	—	61,784	—
Acquisition related costs	—	4,003	—	4,003
Total Operating Expenses	13,987	13,564	109,696	32,471

Operating Loss	(13,552)	(13,564)	(109,261)	(32,471)

Other Expense
Interest expense, net	(432)	(436)	(1,499)	(997)
Other (expense) income	(30)	—	65	—

Total Other Expense, net	(462)	(436)	(1,434)	(997)

Loss before income taxes	$(14,014)	$(14,000)	$(110,695)	$(33,468)
Income tax benefit	1,070	99	4,707	99

Net loss	$(12,944)	$(13,901)	$(105,988)	$(33,369)

Other comprehensive gain (loss)
Foreign currency translation gain (loss)	689	(429)	2,199	(429)

Comprehensive loss	$(12,255)	$(14,330)	$(103,789)	$(33,798)

Net loss per share — basic and diluted	$(0.11)	$(0.16)	$(0.95)	$(0.46)

Weighted average common shares outstanding - basic and diluted	114,946	86,044	111,189	72,713

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$42,518	$38,449
Accounts receivable, net	616	76
Inventories	2,250	3,923
Interest receivable	15	6
Other current assets	8,149	6,689

Total Current Assets	53,548	49,143

Restricted cash	10,353	—
Accounts receivable, net of current portion	274
Inventories, net of current portion	—	709
Property and equipment, net	4,614	4,408
Intellectual property, net	41,260	46,898
In-process research and development	16,972	16,511
Goodwill	69,948	130,869
Other long term assets	63	64

Total Assets	$197,032	$248,602

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,596	$4,450
Accrued expenses	7,246	7,395
Contingent consideration – current portion	11,325	12,500
Notes payable — current portion	7,826	6,727

Total Current Liabilities	28,993	31,072
Long Term Liabilities
Contingent consideration – less current portion	13,875	11,000
Net deferred tax liabilities	11,971	16,263
Notes payable — less current portion, net of debt discount	7,059	12,990

Total Liabilities	61,898	71,325
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2016 and December 31, 2015; 115,086,256 and 100,180,872 shares issued at September 30, 2016 and December 31, 2015, respectively; and 115,014,711 and 100,149,453 shares outstanding at September 30, 2016 and December 31, 2015, respectively	115	100
Additional paid-in capital	425,041	363,280
Accumulated deficit	(288,852)	(182,864)
Treasury stock at cost, 71,545 and 31,419 shares at September 30, 2016 and December 31, 2015, respectively	(203)	(73)
Accumulated other comprehensive loss	(967)	(3,166)

Total Stockholders’ Equity	135,134	177,277

Total Liabilities and Stockholders’ Equity	$197,032	$248,602

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Operating Activities
Net loss	$(105,988)	$(33,369)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,498	802
Amortization of intangible assets	5,312	589
Amortization of debt discount and debt issuance costs	140	89
Stock-based compensation	3,858	2,388
Common stock issued for services	116	—
Inventory write-down related to restructuring	2,565	—
Loss on disposal of property	—	34
Non-cash restructuring and other charges	2,551	—
Goodwill impairment	61,784	—
Deferred tax benefit	(4,725)	(99)
Change in fair value of contingent consideration	1,700	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(809)	133
Interest receivable	(9)	(5)
Inventories	(1,883)	(250)
Other current and long term assets	(1,290)	(248)
Accounts payable	(1,917)	984
Accrued expenses	(168)	4,127
Restricted cash	(10,353)	250

Net cash and cash equivalents used in operating activities	(47,618)	(24,575)

Investing Activities
Payment for acquisition	—	(25,000)
Purchase of property and equipment	(878)	(728)

Net cash and cash equivalents used in investing activities	(878)	(25,728)

Financing Activities
Payment of debt	(4,972)	—
Proceeds from issuance of common stock, net of issuance costs	57,637	58,295
Proceeds from issuance of debt, net of debt discount	—	9,886
Taxes paid related to net share settlement of vesting of restricted stock units	(130)	(3)
Proceeds from exercise of stock options and warrants	163	252

Net cash and cash equivalents provided by financing activities	52,698	68,430

Effect of exchange rate changes on cash and cash equivalents	(133)	—

Net increase in cash and cash equivalents	4,069	18,127
Cash and cash equivalents, beginning of period	38,449	34,766

Cash and cash equivalents, end of period	$42,518	$52,893

Supplemental Disclosure for Cash Flow Information
Interest paid	$1,019	$598
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment	$1,866	—
Issuance of common stock warrants	—	$96
Contingent consideration related to acquisition	—	$24,300
Issuance of common stock related to acquisition	—	$43,677